Exhibit (a)(5)(E)

PRESS RELEASE

Fidelity National Financial, Inc. Completes Tender Offer for O’Charley’s Inc.

Jacksonville, Fla. — (April 3, 2012) — Fidelity National Financial, Inc. (NYSE:FNF), a leading provider of title insurance, mortgage services and diversified services, today announced the successful completion of a tender offer through its wholly-owned subsidiary, Fred Merger Sub Inc., for all outstanding common stock of O’Charley’s Inc. (NASDAQ:CHUX) that it did not own as of the expiration of the tender offer.

The tender offer and withdrawal rights expired at 12:00 midnight, New York City time, at the end of Monday, April 2, 2012. According to the depositary for the tender, approximately 17,638,620 shares (excluding approximately 1,248,704 shares subject to guarantees of delivery) were validly tendered and not withdrawn as of the expiration time. This represents approximately 74.9 percent of O’Charley’s outstanding shares of common stock on a fully diluted basis and 80.2 percent of O’Charley’s outstanding shares of common stock, giving Fidelity National Financial control of O’Charley’s. Fred Merger Sub has accepted for purchase all shares that were validly tendered and not properly withdrawn and will promptly pay for such shares at the tender offer price of $9.85 per share, net to the seller in cash, without interest and less any applicable withholding taxes.

As a result of Fred Merger Sub’s purchase of shares in the tender offer, it will be able to approve the merger without the affirmative vote of any other O’Charley’s stockholder. After exercise of the top-up option and a one-month waiting period required under the Tennessee Business Corporation Act, Fred Merger Sub intends to merge with and into O’Charley’s in accordance with the “short-form” merger and other applicable provisions of the Tennessee Business Corporation Act. Following the merger, O’Charley’s will become an indirect, wholly-owned subsidiary of Fidelity National Financial. As a result of the merger, any shares of O’Charley’s common stock not tendered will be cancelled and (except for shares held in treasury of O’Charley’s or by Fidelity National Financial or Fred Merger Sub) will be converted into the right to receive the same $9.85 in cash per share, without interest and less any applicable withholding taxes, that was paid in the tender offer.

Following the merger, O’Charley’s common stock will cease to be traded on NASDAQ.

About FNF

Fidelity National Financial, Inc. (NYSE:FNF), is a leading provider of title insurance, mortgage services and diversified services. FNF is the nation’s largest title insurance company through its title insurance underwriters - Fidelity National Title, Chicago Title, Commonwealth Land Title

and Alamo Title - that collectively issue more title insurance policies than any other title company in the United States. In addition, among other operations, FNF owns minority interests in Ceridian Corporation, a leading provider of global human capital management and payment solutions, Remy International, Inc., a leading designer, manufacturer, remanufacturer, marketer and distributor of aftermarket and original equipment electrical components for automobiles, light trucks, heavy-duty trucks and other vehicles and American Blue Ribbon Holdings, LLC, an owner and operator of the Village Inn, Bakers Square and Max & Erma’s restaurants. More information about FNF can be found at www.fnf.com.

Forward Looking Statements

This press release contains forward-looking statements relating to the potential acquisition of O’Charley’s by FNF and its affiliates. The actual results of the proposed transaction could vary materially as a result of a number of factors, including the possibility that various closing conditions for the transaction may not be satisfied or waived. Other factors that may cause actual results to differ materially include those other risks detailed in the “Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of FNF’s Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements reflect FNF’s expectations as of the date of this press release. FNF undertakes no obligation to update the information provided herein.

SOURCE: Fidelity National Financial, Inc.

CONTACT: Daniel Kennedy Murphy, Senior Vice President and Treasurer, 904-854-8120, dkmurphy@fnf.com